SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 30, 2005
(Date of earliest event reported)

GOLD BANC CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Kansas	0-28936	48-1008593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11301 Nall Avenue, Leawood, Kansas	66211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 451-8050

Item 1.01         Entry into Material Definitive Agreement

On June 30, 2005, our subsidiary Gold Bank signed a Real Estate Purchase Contract with an unaffiliated third party to acquire an office building in Kansas City, Missouri containing approximately 99,000 net rentable square feet for a cash purchase price of $12,360,000. The purchase is scheduled to close on July 8, 2005. Gold Bank occupies 19,325 net rentable square feet in the building as a branch bank facility. The remainder of the building is leased to other tenants.

Also on June 30, 2005, Gold Bank signed a separate Real Estate Purchase Contract to sell the building to another unaffiliated third party for a cash purchase price of $12,360,000. That transaction is also scheduled to close on July 8, 2005. Gold Bank has committed to make $8,000,000 in mortgage financing available to the buyer, $1,750,000 of which will be funded on the closing date.

On the closing date of the purchase and sale, Gold Bank intends to enter into a lease with the buyer for the space occupied by Gold Bank in the building plus adjoining parking. The lease will have an initial term expiring November 30, 2013, with two five year renewal options on the part of Gold Bank. The annual rent for the space and adjoining parking will be approximately $340,000 through November 30, 2008, and approximately $351,000 through the remainder of the initial term, with annual rent increasing to approximately $390,000 and $457,000 during the first and second option periods, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLD BANC CORPORATION, INC.

Dated: July 7, 2005	By:	/s/ Richard J. Tremblay
Richard J. Tremblay Chief Financial Officer